CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made as of this 23rd  day of April 2010, between Shrink Nanotechnologies, Inc., a Delaware corporation (the "Company"), and Bruce Peterson (the "Consultant") and shall be effective upon execution by the Company and the Consultant (the "Effective Date").  The Company and the Consultant are collectively referred to herein as the “Parties.”

The Consultant has a long history of experiences and successes in a business area which shall broadly be referred to as the diagnostics, life sciences and biotech fields, and these fields are of particular interest to the Company.  The Company wishes to retain the Consultant in a consulting capacity and as a member of one or more panels (a “Panel”) of the chair of the Company's Product Development and Commercialization Committee (Life Sciences) or such other committee having similar duties of the Company (the “PDC”), and as a member of the board of directors or co-manager of the Company’s wholly owned subsidiary to be formed, Shrink Chips, LLC (“Shrink Chips”), and the Consultant desires to perform such consulting services and serve on the board of Shrink Chips. Accordingly, the Parties agree as follows:

1.           Services.  The Consultant will advise the Company's management, employees and agents, at reasonable times, in matters related to the relevant field of interest (“Field of Interest”), as requested by the Company and set forth in Exhibit A attached hereto. Consultant will provide consulting services, which shall amount to not less than two days per month, as reasonably requested by the Company and as the Consultant’s schedule permits.    Consultation may be sought by the Company over the telephone, in person, at the Company's offices or another reasonable location or through written correspondence, and will involve reviewing activities and developments in the Field of Interest.  Additionally, Consultant may be requested to attend, to the extent Consultant’s schedule permits, one or more in person meetings with other members of a Panel or the PDC or attend investor, trade or science symposiums or shows from time to time upon reasonable notice being given to the Consultant, in keeping with the terms of this Agreement.

1.1           Strategic Parties.  As a part of this Agreement, Consultant is to assist the Company in developing new relevant business relationships with strategic parties in the United States and around the world.  For the purposes Section 3.3 of this Agreement, any such party shall be referred to as a “Strategic Party” and such a Strategic Party shall retain such a definition under Section 3.3 of this Agreement until the earlier date of either (i) two years subsequent to the Term, or (ii) immediately following the date which Consultant is not serving as a member of the Company’s Board of Directors.

1.1.1           Consultant shall provide Company with reasonable notice (“SP Notice”) of a referral to a potential Strategic Party.  For five (5) business days following a SP Notice, Company shall have the right to disclose to Consultant any prior business contacts or relationships with a potential Strategic Party (a “Notice of Prior Contacts”).  In the event Company fails to provide a Notice of Prior Contacts, such a potential Strategic Party shall become a Strategic Party under Section 3.3 of this Agreement.

2.           Term and Termination.  The term of this Agreement will begin on the Effective Date of this Agreement and will end on the first year anniversary (based on a 360 day year containing four (4) ninety (90) day quarterly periods) of this Agreement or upon earlier termination as provided below (the "Term"); provided, however, that the Term may be renewed, by mutual consent of the Parties, for successive one-year periods. This Agreement may be terminated at any time upon sixty (60) days written notice by either party.  The Consultant agrees, following the termination of this Agreement or upon earlier request by the Company, to promptly return all drawings, tracings, and all visual or written materials in the Consultant’s possession that were supplied by the Company in conjunction with the Consultant’s consulting services under this Agreement, or generated by the Consultant in the performance of consulting services under this Agreement.

3.           Compensation.  Consultant shall receive option based compensation upon entering into this Agreement and cash compensation as follows:
3.1           Hourly Compensation; Commencing Six Month Anniversary of Term.  Consultant shall be compensated an hourly fee of $250.00 for all work requested to be performed by the Company, whether such work is performed by or for the Company or its subsidiary after the six month anniversary of date of entry into this Agreement.  The Parties agree that work assignments, if and as they come along, will be made by the Company on an as needed basis and shall be within budgets agreed to in advance so as to avoid payment dispute.

3.2           Option Based Compensation.  The Consultant shall, upon commencement of the Term, receive a stock option grant, granting Consultant the right to acquire 250,000 shares of the Company’s common stock, par value $.001 per share (the “Option Shares”), at an exercise price equal to the most recent closing bid price of the Company’s common stock prior to the date of signing hereof, which option will vest only upon the Company’s achieving of revenues from sales of its Shrink Chips related products (or licensing revenues), of $500,000 per annum, as reported on the first annual report indicating such results.  The foregoing options will be exercisable through three years after the date of this Agreement, and the number of Option Shares underlying the option and the exercise price shall be adjustable in the event of forward or reverse stock splits, combinations, recapitalizations or similar corporate actions.

3.2.1           Consultant understands that any restricted shares, and any securities issued in respect thereof, shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  THESE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

3.3           Additional Success Fees.  The below success fees shall be paid within ninety days subsequent to the end of the Company’s fiscal year end (December 31) from cash received by the Company from either: (i) sublicensing agreements the Company enters into with Strategic Parties or (ii) the sale of goods or services to a Strategic Party.  Cash received by the Company related to this Section 3.3 shall be referred to as “Strategic Party Cash.”  Consultant shall be paid the greater dollar value in Success Fees as follows:

3.3.1           Net of all royalties and dividends payments, five percent (5%) of sublicensing Strategic Party Cash received by the Company from a Strategic Party; or

3.3.2           Net of costs of goods or services and a pro-rata allocation of sales, general and administrative costs, three percent (3%) of the earnings received by the Company from the sale of goods and services to or through a Strategic Party.

3.3.3           Consultant shall work in good faith with the Company and its board members, so as to avoid introducing Strategic Parties for whom other Consultants may have already been in contact.  In the event that Consultant introduces a Strategic Party in conjunction with the efforts of one or more other consultants or persons receiving a fee from the Company for such services, then the foregoing fees shall be split among the Consultant and such other third parties in any way they desire, provided, however, that under no circumstances shall the Company be required to pay multiple fees to Consultants and other consultants or agents (i.e. fees multiple consultants in conjunction with the introduction of a single Strategic Party).

3.4.            The maximum amount of payments which may become due to Consultant under Section 3.3.1 and 3.3.2 and 3.3.3 shall be three million dollars ($3,000,000).

3.5           The Company shall reimburse the Consultant for all pre-approved and reasonable expenses incurred in the performance of this Agreement, including, e.g., travel, lodging, meals and other approved expenses.

4.           Certain Other Contracts.  Company is aware that Consultant is involved in several professional engagements with various commercial entities.  The Consultant will not disclose to the Company any information that the Consultant is obligated to keep secret pursuant to an existing confidentiality agreement with a third party, and nothing in this Agreement will impose any obligation on the Consultant to the contrary.  The consulting work performed hereunder will not be conducted on time that is required to be devoted to any other third party. The Consultant shall not use the funding, resources and facilities of the any other third party to perform consulting work hereunder and shall not perform the consulting work hereunder in any manner that would give any third party rights to the product of such work.  The Consultant has disclosed and, during the Term, will disclose to the President of the Company any conflicts between this Agreement and any other relevant agreements binding the Consultant.

5.           Direction of Projects and Inventions to the Company. Subject to the Consultant's obligations under any confidentiality or other written obligations to third parties (including academic institutions which Consultant is employed by), during the Term of this Agreement, the Consultant will use his best efforts to disclose to the President of the Company, on a confidential basis, technology and product opportunities which come to the attention of the Consultant in the Field of Interest, and any invention, improvement, discovery, process, formula or method or other intellectual property relating to or useful in, the Field of Interest (collectively "New Discoveries"), whether or not patentable or copyrightable, and whether or not discovered or developed by Consultant.

6.           Inventions Discovered by the Consultant While Performing Services Hereunder. The Consultant will promptly and fully disclose to the President of the Company any invention, improvement, discovery, process, formula, technique, method, trade secret, or other intellectual property, whether or not patentable, whether or not copyrightable (collectively, "Invention") made, conceived, developed, or first reduced to practice by the Consultant, either alone or jointly with others, while performing services hereunder, whether for the Company or any subsidiary or affiliate of the Company. The Consultant hereby assigns to the Company all of his right, title and interest in and to any such Inventions. The Consultant will execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain, and enforce patents or copyrights in any and all countries on such Inventions. The Consultant hereby irrevocably designates the Secretary of the Company as his agent and attorney-in-fact to execute and file any such document and to do all lawful acts necessary to apply for and obtain patents and copyrights, and to enforce the Company's or any subsidiary’s or affiliates’ rights under this paragraph. This Section 6 will survive the termination of this Agreement.

7.           Confidentiality.

7.1           The Consultant acknowledges that, during the course of performing his services hereunder, the Company (which, for purposes of this Section 7 shall be deemed to be defined as the Company and any subsidiary of the Company) will be disclosing information to the Consultant, and the Consultant will be developing information related to the Field of Interest, Inventions, projects, products, potential customers, personnel, business plans, and finances, as well as other commercially valuable information (collectively "Confidential Information"). The Consultant acknowledges that the Company's business is extremely competitive; dependent in part upon the maintenance of secrecy, and that any disclosure of the Confidential Information would result in serious harm to the Company.  The Consultant agrees that the Confidential Information will be used by the Consultant only in connection with consulting activities hereunder, and will not be used in any way that is detrimental to the Company.  The Consultant agrees not to disclose, directly or indirectly, the Confidential Information to any third person or entity, other than representatives or agents of the Company. The Consultant will treat all such information as confidential and proprietary property of the Company.  The term "Confidential Information" does not include information that (i) is or becomes generally available to the public other than by disclosure in violation of this Agreement, (ii) was within the relevant party's possession prior to being furnished to such party, (iii) becomes available to the relevant party on a non-confidential basis, or (iv) was independently developed by the relevant party without reference to the information provided by the Company.  The Consultant may disclose any Confidential Information that is required to be disclosed by law, government regulation or court order. If disclosure is required, the Consultant will give the Company advance notice so that the Company may seek a protective order or take other action reasonable in light of the circumstances.  Upon termination of this Agreement, the Consultant will promptly return to the Company all materials containing Confidential Information as well as data, records, reports and other property, furnished by the Company to the Consultant or produced by the Consultant in connection with services rendered hereunder, together with all copies of any of the foregoing. Notwithstanding such return, the Consultant shall continue to be bound by the terms of the confidentiality provisions contained in this Section 7 after the termination of this Agreement.

7.2           If the Consultant has a conflict of interest, or potential conflict of interest, with respect to any matter presented at a meeting of the PDC, he shall excuse himself from the discussion of such matter and at the time of the execution of this Agreement, Consultant shall disclose and describe all potential conflicts of interest that may arise from the execution of this Agreement with respect to prior engagements Consultant is a party to.

8.           [Reserved.]

9.           Use of Name. It is understood that the name of the Consultant will appear in disclosure documents required by securities laws, and in other regulatory, administrative filings and public relations materials in the ordinary course of the Company's business. The above-described uses will be deemed to be acceptable uses.

10.           No Conflict: Valid and Binding. The Consultant represents that neither the execution of this Agreement nor the performance of the Consultant's obligations under this Agreement will result in a violation or breach of any other agreement by which the Consultant is bound. The Company represents that this Agreement has been duly authorized and executed and is a valid and legally binding obligation of the Company, subject to no conflicting agreements.

11.           Notices. Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given (i) upon receipt when delivered personally, (ii) one day after sending when sent by private express mail service (such as Federal Express), or (iii) 5 days after sending when sent by regular mail to the following address:

In the case of the Company:	In the case of the Consultant:

Shrink Nanotechnologies, Inc.	Attention: Bruce Peterson
2038 Corte del Nogal, Suite 110	____________________
Carlsbad, California 92011	_____, California 94506

or to other such address as may have been designated by the Company or the Consultant by notice to the other given as provided herein.

12.           Independent Contractor: Withholding. The Consultant will at all time be an independent contractor, and as such will not have authority to bind the Company. The Parties acknowledge that this Agreement is not a contract within the meaning of Section 2750 of the California Labor Code, and the Consultant is not an employee of the Company for any purpose under the California Labor Code.  Consultant will not act as an agent nor shall he be deemed to be an employee of the Company for the purposes of any employee benefit program, unemployment benefits, or otherwise. The Consultant recognizes that no amount will be withheld from his compensation for payment of any federal, state, or local taxes and that the Consultant has sole responsibility to pay such taxes, if any, and file such returns as shall be required by applicable laws and regulations. Consultant shall not enter into any agreements or incur any obligations on behalf of the Company.

13.           Assignment. Due to the personal nature of the services to be rendered by the Consultant, the Consultant may not assign this Agreement. The Company may assign all rights and liabilities under this Agreement to a subsidiary or an affiliate or to a successor to all or a substantial part of its business and assets without the consent of the Consultant. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.

14.           Severability. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect.

15.           Remedies. The Consultant acknowledges that the Company would have no adequate remedy at law to enforce Sections 4, 5, 6 and 7 hereof. In the event of a violation by the Consultant of such Sections, the Company shall have the right to obtain injunctive or other similar relief, as well as any other relevant damages, without the requirement of posting bond or other similar measures.

16.           Governing Law; Entire Agreement; Amendment. This Agreement shall be governed by the laws of the State of California applicable to agreements made and to be performed within such State, represents the entire understanding of the parties, supersedes all prior agreements between the parties, and may only be amended in writing.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Shrink Nanotechnologies, Inc.                                                                           Consultant

____________________________                                                                _____________________________
By: Mark L. Baum                                                                                                 By: Bruce Peterson
Its: CEO                                                                                                               an individual

Exhibit A

Fields of Interest

The Consultant has reviewed information provided by the Company and other information which may be publicly available on the world-wide-web, and is familiar with the specific research efforts and business projects that the Company is engaged in and is actively pursuing.  Additionally, Consultant has previously met with representatives of the Company on an informal basis and has some basic understanding of the technology the Company has access to and the projects that the Company is pursuing.

The Company wishes to pursue the development of strategic relationships in order to make its technologies commercially relevant and available in the US domestic and international marketplaces.  More specifically, the Company is interested in developing strategic relationships in the solar, biotech and biomedical businesses.

Description of Services

Assist management of the Company by:

1.           Evaluate merger and acquisition opportunities in the diagnostics field;
2.           Assist in shaping the general business direction of the Company;
3.           Participate in meetings with potential investors;
4.	Recruiting of Business Advisory Board Members, PDC members, prospective Board members to the Company Board of Directors and Consultants to the Company;
5.           Recruiting full-time management and personnel to the Company;
6.           Reviewing the feasibility of the business goals of the Company and developing strategies for achievingthem;
7.           Identifying and developing relationships with potential strategic partners;
8.           Identifying, reviewing and advising the Company, in a form (oral, writing or other) that is generallyacceptable by scientists advising businesspersons in order to be reasonably commercially useful, as to themost recent scientific advances in the Field of Interest, as well as other scientific developments and intellectual property in the Field of Interest; and
9.           Providing advice, support, theories, techniques and improvements in the Company's commercial productdevelopment activities.
10.
Manage the overall development, commercialization and implementation of the manufacturing process for the biotech research tools and diagnostic technology, including, without limitation, the stem disk family of products as further described in the Company’s Stem Disk power point presentation.

CV

See Exhibit B

Prior Engagements and Potential Conflicts of Interest*

* Only include engagements which are either (i) within the past 3 years, and (ii) relevant engagements prior to the past three years which may affect the Consultant’s performance under this Agreement

Name of Company                                                                                                Area of Consultation

Exhibit B
Curriculum Vitae of Bruce Peterson